International Stock Fund        Yield = 2{( $3,009.34  -  $0.00  )+1)^6-1}=
Computation of SEC Yield                   436,965 *   $10.35  -  0.00000 )
As of:  December 31, 1995
                              SEC Yield =               0.80%

Dividend and/or Interest
Inc for the 30 days ended            $3,009.34

Net Expenses for                         $0.00
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends                    436,965

Maxium offering price                   $10.35
per share as of 12/31/95